EXHIBIT 5.1

July 20, 2006

Debt Resolve, Inc.
707 Westchester Avenue, Suite L7
White Plains, New York 10166

Dear Sirs:

We are acting as counsel to Debt Resolve, Inc. (the “Company”) in connection with (a) the Registration Statement on Form SB-2, filed on July 20, 2006 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), and (b) the Underwriting Agreement between the Company and Maxim Group LLC, as the Underwriter (the “Underwriter”), relating to the Shares (defined below)(the “Underwriting Agreement”). The Registration Statement covers: (a) 2,875,000 shares (the “Shares”) of the Company's common stock, par value $.001 per share (the “Common Stock”), including an over-allotment option of up to 375,000 Shares, (b) 250,000 shares of Common Stock issuable upon the exercise of warrants issued to the Underwriter in connection with acting as the underwriter of the public offering (the “Underwriter’s Warrant”), (c) 216,472 shares of Common Stock issuable upon the conversion of 115% of the principal on an aggregate of $800,000 of the Company’s 7% convertible promissory notes issued in connection with the Company’s private financing in April 2005 based on a conversion price of $4.25 per share, (d) 395,990 shares of Common Stock issuable upon the conversion of 50% of the principal and accrued interest on an aggregate of $1,895,000 of the Company’s 7% convertible promissory notes issued in connection with the Company’s private financing in June/September 2005 based on a conversion price of $2.67 per share, (e) 383,119 shares of Common Stock issuable upon the conversion of 50% of the principal on an aggregate of $2,681,762 of the Company’s 15% senior secured convertible promissory notes issued in connection with the Company’s private financing in June 2006 based on a conversion price of $3.50 per share, (f) 94,120 shares of Common Stock issuable upon the exercise of warrants issued in connection with the Company’s private financing in April 2005, (g) 222,955 shares of Common Stock issuable upon the exercise of warrants issued in connection with the Company’s private financing in June/September 2005, (h) 1,160,598 shares of Common Stock issuable upon the exercise of warrants issued in connection with the Company’s private financing in June 2006, (i) 33,600 shares of Common Stock issuable upon the exercise of warrants issued to the Underwriter, which acted as placement agent in connection with the Company’s private financing in June/September 2005, and (j) 31,508 shares of Common Stock issuable upon the exercise of warrants issued to the Underwriter and Capital Growth Financial, LLC, which acted as the placement agents in connection with the Company’s private financing in June 2006.

We have examined the originals, or certified, conformed or reproduction copies, of all such records, agreements, instruments and documents as we have deemed relevant or necessary as the basis for the opinion hereinafter expressed. In all such examinations, we have assumed the genuineness of all signatures on original or certified copies and the conformity to original or certified copies of all copies submitted to us as conformed or reproduction copies. As to various questions of fact relevant to such opinion, we have relied upon, and assumed the accuracy of, certificates and oral or written statements and other information of or from public officials, officers or representatives of the Company, and others.

Debt Resolve, Inc.
July 20, 2006

Based upon the foregoing, we are of the opinion that:

(i)  The Shares, and the shares of Common Stock issuable upon exercise of the Underwriter’s Warrant, have been duly authorized and, when issued and delivered in accordance with the terms of the Underwriting Agreement, and in accordance with the terms of the Underwriter’s Warrant with respect to the shares of Common Stock issuable upon exercise of the Underwriter’s Warrant, will be legally issued, fully paid, non-assessable and binding obligations of the Company under the laws of the state of Delaware.

(ii) The shares of Common Stock have been duly authorized, and when issued upon conversion of the 7% convertible promissory notes and the 15% senior secured convertible promissory notes, and upon exercise of the warrants issued in connection with the Company’s private financings in April 2005, June/September 2005 and June 2006 and the warrants issued to the Underwriter, which acted as placement agent in connection with the Company’s private financing in June/September 2005, and to the Underwriter and Capital Growth Financial, LLC, which acted as placement agents in connection with the Company’s private financing in June 2006, each in accordance with their respective terms, will be legally issued, fully paid, non-assessable and binding obligations of the Company under the laws of the state of Delaware.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the Prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Greenberg Traurig, LLP

GREENBERG TRAURIG, LLP